Exhibit 99.1

FOR IMMEDIATE RELEASE
Oct. 24, 2007

Novell Appoints Tim Wolfe as President, Novell Americas

WALTHAM, Mass. – Oct. 24, 2007 – Novell today appointed Tim Wolfe as president, Novell Americas, responsible for the execution of Novell's strategy across the Americas. Wolfe, who brings nearly three decades of software, technology and consulting leadership experience to the role, most recently held the position of vice president and general manager of Novell's East region in the United States. He will play a key role in Novell's transition to a greater focus on customers and partners in implementing the company's go-to-market strategy.

“Tim's promotion comes at an important time for Novell, as we accelerate our shift from a predominantly direct-sales model to a partner-leveraged model, ” said Tom Francese, executive vice president, Worldwide Sales, for Novell. “Tim is uniquely skilled and experienced to lead the Americas team in pursuit of the opportunities that lie ahead for our customers and partners. Under his leadership, the U.S. East region performed well, with particular success in the financial services and retail sectors. We look to Tim to extend this success widely across the U.S., Latin America and Canada. ”

Wolfe brings 27 years of IT and software sales experience to his new role. He joined Novell in 2003 as vice president and general manager of the Southeast region, moving to oversee the East region in 2006. Prior to joining Novell, he served as executive vice president at Covansys. He held a variety of sales executive and management roles during his 20-year tenure at IBM. Wolfe earned a bachelor's degree from the University of Missouri Business School and graduated from Harvard's Advanced Management Program and International Senior Management Program 148.

“This is an exciting time for Novell, as we extend our leadership in Linux and open source and deliver important new identity and resource management solutions to help customers secure and administer their IT infrastructures, ” Wolfe said. “It's been a privilege helping shape Novell's successful transformation over the past four years, and I'm looking forward to helping drive that success effectively across the entire Americas in my new role. ”

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers infrastructure software for the Open Enterprise. Novell is a leader in desktop to data center operating systems based on Linux* and the software required to secure and manage mixed IT environments. Novell helps customers around the world minimize cost, complexity and risk, allowing them to focus on innovation and growth. For more information, visit www.novell.com.

_________________

Novell is a registered trademark of Novell, Inc. in the United States and other countries. *Linux is a registered trademark of Linus Torvalds. All other third-party trademarks are the property of their respective owners.

Press Contact:
Bruce Lowry
Novell
(415) 383-8408
blowry@novell.com